 (An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
EMC Metals Corp.

We have audited the accompanying consolidated financial statements of EMC Metals Corp. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity for the years ended December 31, 2013, 2012, and for the period from incorporation on July 17, 2006 to December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMC Metals Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013, 2012, and for the period from incorporation on July 17, 2006 to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that EMC Metals Corp. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, EMC Metals Corp. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 18, 2014

EMC Metals Corp.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Expressed in US Dollars)

As at:	December 31, 2013	December 31, 2012

ASSETS

Current
Cash	$785,075	$170,062
Prepaid expenses and receivables	127,410	79,081
Current assets held for sale (Note 4)	-	50,408

Total Current Assets	912,485	299,551

Restricted cash (Note 3)	149,868	160,217
Property, plant and equipment (Note 1&5)	10,278	14,460
Mineral interests (Note 6)	1,613,203	554,719
Long-term assets held for sale (Note 4)	-	30,377,681

Total Assets	$2,685,834	$31,406,628

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$247,613	$548,284
Convertible debentures (Note 8)	650,000	1,861,373
Promissory notes payable (Note 9)	1,204,875	930,688
Liabilities held for sale (Note 4)	-	3,858,215

Total Liabilities	2,102,488	7,198,560

Stockholders’ Equity
Capital stock (Note 10) (Authorized: Unlimited number of shares; Issued and
outstanding: 165,358,337 (2012 – 165,358,337))	87,310,708	87,310,708
Treasury stock (Note 11)	(1,264,194)	(1,264,194)
Additional paid in capital (Note 10)	2,108,327	2,033,718
Accumulated other comprehensive loss	(853,400)	(2,844,668)
Deficit accumulated during the exploration stage	(86,718,095)	(61,027,496)

Total Stockholders’ Equity	583,346	24,208,068

Total Liabilities and Stockholders’ Equity	$2,685,834	$31,406,628

Nature and continuance of operations (Note 1)
Subsequent events (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

EMC Metals Corp.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US Dollars)

	Cumulative amounts from incorporation on July 17, 2006 to December 31, 2013	Year ended December 31, 2013	Year ended December 31, 2012

EXPENSES
Amortization (Note 5)	$2,148,797	$4,182	$3,941
Consulting	2,261,234	88,178	54,553
Exploration	15,073,921	338,694	1,088,384
General and administrative	7,256,915	168,656	258,151
Insurance	944,376	24,844	30,399
Professional fees	3,194,433	124,592	214,825
Research and development	3,042,091	-	-
Salaries and benefits	7,380,998	446,484	638,403
Stock-based compensation (Note 10)	5,414,985	74,609	331,800
Travel and entertainment	1,619,323	31,263	72,177

Loss from continuing operations before other items	(48,337,073)	(1,301,502)	(2,692,633)

OTHER ITEMS
Foreign exchange gain (loss)	359,012	15,966	(103,116)
Gain on transfer of marketable securities	181,238	-	-
Gain on settlement of convertible debentures	1,268,246	-	-
Gain (loss) on sale of marketable securities	1,720,016		(1,411)
Write-off of mineral interests and property, plant and equipment (Note 5 and 6)	(16,015,169)	(50,000)	(4,910)
Write-off of land and water rights	(2,800,000)	-	-
Gain on insurance proceeds	912,534	-	-
Interest expense	(817,974)	(508,919)	(507,707)
Other income	466,463	-	-
Gain on disposition of assets	933,075	-	-
Change in fair value of derivative liability	453,790	-	-
Unrealized loss on marketable securities	(3,070,425)	-	-

	(16,409,194)	(542,953)	(617,144)

Loss from continuing operations before income taxes	(64,746,267)	(1,844,455)	(3,309,777)

Deferred income tax recovery	6,020,527	-	-

Loss from continuing operations for the period	(58,725,740)	(1,844,455)	(3,309,777)

Loss from discontinued operations (Note 4)	(25,501,664)	(23,846,144)	(1,655,520)

Loss for the period	(84,227,404)	(25,690,599)	(4,965,297)

Foreign currency translation adjustment	(2,844,668)	-	577,664

Comprehensive loss for the period	$(87,072,072)	$(25,690,599)	$(4,387,633)

Basic and diluted loss per common share
Loss from continuing operations		$(0.01)	$(0.02)
Loss from discontinued operations		$(0.015)	$(0.01)

Weighted average number of common shares outstanding		165,358,337	155,653,130

The accompanying notes are an integral part of these consolidated financial statements.

EMC Metals Corp.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)

	Cumulative amounts from incorporation on July 17, 2006 to December 31, 2013	Year ended December 31, 2013	Year ended December 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$(84,227,404)	$(25,690,599)	$(4,965,297)
Items not affecting cash:
Amortization	2,359,343	21,974	196,695
Research and development	3,042,091	-	-
Consulting paid with common shares	9,379	-	-
Gain on disposal of assets	(933,075)	-	-
Convertible debenture costs	(1,149,630)	-	-
Unrealized foreign exchange	794,240	10,349	-
Stock-based compensation	5,414,985	74,609	331,800
Unrealized gain on marketable securities	(46,707)	-	-
Realized gain on marketable securities	(1,720,016)	-	1,411
Write-off of mineral properties and property, plant & equipment	39,442,452	23,477,283	4,910
Write-off of land and water rights	3,243,685	-	443,685
Realized loss on transfer of marketable securities	2,935,895	-	-
Change in fair value of derivative liability	(453,790)	-	-
Deferred income tax recovery	(6,020,527)	-	-
Finance charge	504,479	207,940	296,539
	(36,804,600)	(1,898,444)	(3,690,257)
Changes in non-cash working capital items:
Decrease (increase) in prepaids and receivables	(113,031)	(37,222)	83,416
Increase (decrease) in accounts payable and accrued liabilities	(456,633)	(215,864)	103,111
Increase in due to related parties	1,091,043	-	-
Asset retirement obligations	(999,176)	-	-
	(37,282,397)	(2,151,530)	(3,503,730)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired from subsidiary	4,543,435	-	-
Cash paid for Subsidiary	(10,602,498)	-	-
Spin-out of Golden Predator Corp.	(66,890)	-	-
Restricted cash	(161,161)	-	-
Reclamation bonds	747,862	-	-
Proceeds from sale of marketable securities, net	(3,881,287)	-	2,251
Proceeds from sale of property, plant and equipment	5,633,294	5,000,000	-
Purchase of property, plant and equipment	(19,920,751)	-	(3,338)
Proceeds from sale of mineral interests	517,550	-	-
Additions to unproven mineral interests	(4,224,388)	(1,108,484)	(35,000)
	(27,414,834)	3,891,516	(36,087)
CASH FLOWS FROM FINANCING ACTIVITIES
Common shares issued	52,484,603	-	790,508
Share issuance costs	(1,190,801)	-	-
Special warrants	12,095,274	-	-
Options exercised	370,812	-	-
Warrants exercised	10,534,109	-	-
Notes payable	(11,412,423)	(2,140,000)	-
Receipt of promissory note	2,344,874	1,344,874	1,000,000
Convertible debenture	2,650,000	650,000	2,000,000
Debt issuance costs	(249,827)	-	(249,827)
Payment of promissory note	(2,685,228)	(1,000,000)	(502,583)
Advances from related party	191,508	-	-
Loans advanced to Midway	(1,822,651)	-	-
Loan repayment from Midway	1,760,221	-	-
	65,070,471	(1,145,126)	3,038,098

Effect of foreign exchange on cash flows	411,835	-	(99,504)

Change in cash during the period	785,075	594,860	(601,223)
Cash, beginning of period	-	190,215	791,438

Cash, end of period	$785,075	$785,075	$190,215

Supplemental disclosure with respect to cash flows (Note 14)

The accompanying notes are an integral part of these consolidated financial statements.

EMC Metals Corp.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Expressed in US Dollars)

						Deficit
					Accumulated	Accumulated
	Capital Stock		Additional		Other	During the
	Number of		Paid in	Treasury	Comprehensive	Exploration
	Shares	Amount	Capital	Stock	Loss	Stage	Total
		$	$	$	$	$	$
Balance, July 17, 2006	-	-	-	-	-	-	-
Private placements	5,000,000	3,017,350	-	-	-	-	3,017,350
Excess of exchange amount over carrying
amount of Springer Mining Company	-	-	-	-	-	(2,490,691)	(2,490,691)
Loss for the period	-	-	-	-	-	(316,382)	(316,382)

Balance, December 31, 2006	5,000,000	3,017,350	-	-	-	(2,807,073)	210,277
Private placements	17,577,500	35,598,475	-	-	-	-	35,598,475
Conversion of special warrants	5,390,000	5,590,529	-	-	-	-	5,590,529
Exercise of warrants	50,000	74,235	-	-	-	-	74,235
Share issuance costs – broker’s fees	-	(1,202,721)	97,565	-	-	-	(1,105,156)
Share issuance costs – shares issued	100,000	99,910	-	-	-	-	99,910
Shares issued for mineral properties	100,000	95,822	-	-	-	-	95,822
Stock-based compensation	40,000	38,314	472,489	-	-	-	510,803
Loss for the year	-	-	-	-	-	(5,579,477)	(5,579,477)

Balance, December 31, 2007	28,257,500	43,311,914	570,054	-	-	(8,386,550)	35,495,418
Private placements	5,322,500	10,543,444	-	-	-	-	10,543,444
Conversion of special warrants	7,610,000	7,484,629	-	-	-	-	7,484,629
Share issuance costs – broker’s fees	-	(263,169)	-	-	-	-	(263,169)
Shares issued for mineral properties	110,000	206,229	-	-	-	-	206,229
Acquisition of Gold Standard Royalty Corp.	2,050,000	4,088,552	138,529	-	-	-	4,227,081
Acquisition of Great American Minerals Inc.	1,045,775	2,065,059	419,891	-	-	-	2,484,950
Acquisition of Fury Explorations Ltd.	10,595,814	12,963,070	7,343,879	(1,964,364)	-	-	18,342,585
Exercise of stock options	6,637,224	9,690,543	(178,482)	-	-	-	9,512,061
Shares issued for repayment of promissory note	4,728,000	2,017,257	-	-	-	-	2,017,257
Stock-based compensation	-	-	2,251,500	-	-	-	2,251,500
Loss for the year	-	-	-	-	-	(16,979,873)	(16,979,873)

Balance, December 31, 2008	66,356,813	92,107,528	10,545,371	(1,964,364)	-	(25,366,423)	75,322,112
Private placements	14,500,000	1,123,489	-	-	-	-	1,123,489
Exercise of stock options	101,000	110,689	(92,970)	-	-	-	17,719
Shares issued for mineral properties	2,765,643	311,606	-	-	-	-	311,606
Settlement of convertible debentures	7,336,874	2,299,061	49,278	-	-	-	2,348,339
Shares issued for consulting	89,254	9,168	-	-	-	-	9,168
Shares issued for acquisition of TTS	19,037,386	1,976,697	-	-	-	-	1,976,697
Stock-based compensation before spin-out	-	-	799,008	-	-	-	799,008
Spin-out of GPD	-	(18,044,538)	(11,300,687)	-	-	-	(29,345,225)
Stock-based compensation after spin-out	-	-	935,995	-	-	-	935,995
Foreign currency translation adjustment	-	-	-	-	(2,536,527)	-	(2,536,527)
Loss for the year	-	-	-	-	-	(18,954,099)	(18,954,099)

Balance, December 31, 2009	110,186,970	79,893,700	935,995	(1,964,364)	(2,536,527)	(44,320,522)	32,008,282
Private placements	30,252,442	4,563,680	441,565	-	-	-	5,005,245
Exercise of stock options	1,320,000	443,329	(219,732)	-	-	-	223,597
Exercise of warrants	7,300,000	1,060,257	-	-	-	-	1,060,257
Stock-based compensation	-	-	772,179	-	-	-	772,179
Foreign currency translation adjustment	-	-	-	-	99,091	-	99,091
Loss for the year	-	-	-	-	-	(4,585,644)	(4,585,644)

Balance, December 31, 2010	149,059,412	85,960,966	1,930,007	(1,964,364)	(2,437,436)	(48,906,166)	34,583,007
Exercise of stock options	250,000	140,466	(76,796)	-	-	-	63,670
Exercise/expiry of warrants	1,369,301	378,563	(700,170)	700,170	-	-	378,563
Stock-based compensation	-	-	296,127	-	-	-	296,127
Foreign currency translation adjustment	-	-	-	-	(984,896)	-	(984,896)
Loss for theyear	-	-	-	-	-	(7,156,033)	(7,156,033)

Balance, December 31, 2011	150,678,713	86,479,995	1,449,168	(1,264,194)	(3,422,332)	(56,062,199)	27,180,438
Private placements	13,679,624	790,508	-	-	-	-	790,508
Stock-based compensation	-	-	331,794	-	-	-	331,794
Shares issued for mineral properties	1,000,000	40,205	-	-	-	-	40,205
Issue of convertible debenture warrants	-	-	252,756	-	-	-	252,756
Foreign currency translation adjustment	-	-	-	-	577,664	-	577,664
Loss for the year	-	-	-	-	-	(4,965,297)	(4,965,297)

Balance, December 31, 2012	165,358,337	87,310,708	2,033,718	(1,264,194)	(2,844,668)	(61,027,496)	24,208,068
Stock-based compensation	-	-	74,609	-	-	-	74,609
Foreign currency translation adjustment on disposal of Springer Mining Company	-	-			1,991,268	-	1,991,268
Loss for the year	-	-	-	-	-	(25,690,599)	(25,690,599)

Balance, December 31, 2013	165,358,337	87,310,708	2,108,327	(1,264,194)	(853,400)	(86,718,095)	583,346

The accompanying notes are an integral part of these consolidated financial statement

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

1.	NATURE AND CONTINUANCE OF OPERATIONS

EMC Metals Corp. (the “Company”) is incorporated under the laws of the Province of British Columbia. The Company is focused on specialty metals exploration and production and has recently acquired various metallurgical technologies and licenses that it is utilizing to gain access to a number of specialty metals opportunities. The Company’s principal properties are located in Australia and Norway.

The Company’s principal asset was the Springer Tungsten mine and mill, held by the Springer Mining Company. On September 13, 2013, the Company signed a binding Letter Of Intent (“LOI”) to sell 100% of the Springer Mining Company entity, its assets and mineral and water rights to Americas Bullion Royalty Corp. (“AMB”), for $5 million cash. The transaction was finalized on December 31, 2013.

At the signing of the LOI, AMB paid $3.1 million directly to the existing convertible debt holder to retire a maturing debt plus accumulated interest.

●	Cash paid by AMB to the convertible debt holder paid the debt in full and released the security interest in the Springer property and assets,
●	The cash advanced by AMB formed a new loan, with AMB as lender, as at September 13, 2013,
●	The new loan carries a zero interest rate, and
●	AMB agreed to additionally fund all Springer property carrying costs until the final payment and closing date.

The sale also included the transfer of interests in the Company’s Carlin Vanadium property mineral assets and the Copper King property tungsten assets in Nevada to AMB, along with Springer Tungsten.  Should EMC introduce any buyers of these properties to AMB, AMB will pay a 6% finder’s fee, subject to certain conditions.

One of EMC’s directors was also a director of the company that purchased Springer. The common director recused himself from director level voting on all board level decisions related to the sale.

With the completion of the sale of the Tungsten asset, the Company’s   focus of operations is on the exploration and evaluation of its specialty metals assets, specifically the Nyngan scandium deposit located in New South Wales, Australia and the Tørdal scandium/rare earth minerals deposit in Norway. As such, the Company is an exploration stage company and anticipates incurring significant additional expenditures prior to production at any and all of its properties.

These consolidated financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future. These financial statements do not reflect any adjustments that may be necessary if the Company is unable to continue as a going concern.

The Company currently earns no operating revenues and will require additional capital in order to advance both the Nyngan and Tørdal properties. The Company’s ability to continue as a going concern is uncertain and is dependent upon the generation of profits from mineral properties, obtaining additional financing and maintaining continued support from its shareholders and creditors.  These are material uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern.   In the event that additional financial support is not received or operating profits are not generated, the carrying values of the Company’s assets may be adversely affected.

2.	SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America (“US GAAP”).

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Wolfram Jack Mining Corp., The Technology Store, Inc., EMC Metals USA Inc., EMC Metals Corp Australia Pty. Ltd. and Springer Mining Company.  The Springer Mining Company was sold on December 31, 2013 with all of its costs being absorbed by the purchaser from September 13 until December 31, 2013.  All significant intercompany accounts and transactions have been eliminated on consolidation.

b)	Change in functional and presentation currency

The Company’s expenses and over heads are now primarily being incurred in United States Dollars (“USD”) and it is anticipated that cash flows will continue to be primarily in USD.  Accordingly the Company determined that effective January 1, 2013,the functional currency of the Company would change from the Canadian Dollar to the USD for the parent company and its wholly owned subsidiaries.

Effective December 31, 2012, the Company changed its presentation currency from the Canadian dollar to the USD.  The Company’s consolidated financial statements for the year ended December 31, 2012 were the Company’s first financial statements presented in USD.  As a result of changing the presentation currency, all the comparative assets and liabilities were translated using the closing rate at the balance sheet date, all comparative equity items were translated at the exchange rates at the dates of transaction and the comparative statements of loss were translated at the average exchange rate for the period covered.  All resulting exchange differences are recognized in accumulated other comprehensive loss in the balance sheets’ equity section.

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

c)	Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuations, asset impairment, stock-based compensation and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

d)	Investment in trading securities

The Company’s trading securities are reported at fair value, with unrealized gains and losses included in earnings.

e)	Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization, calculated as follows:

Plant and equipment	5% straight line
Building	5% straight line
Computer equipment	30% straight line
Small tools and equipment	20% straight line
Office equipment	20% straight line
Automobile	30% straight line
Leasehold improvements	Over life of the lease

f)	Mineral interests and exploration and development costs

The costs of acquiring mineral rights are capitalized at the date of acquisition. After acquisition, various factors can affect the recoverability of the capitalized costs. If, after review, management concludes that the carrying amount of a mineral interest is impaired, it will be written down to estimated fair value. Exploration costs incurred on mineral interests are expensed as incurred. Development costs incurred on proven and probable reserves will be capitalized. Upon commencement of production, capitalized costs will be amortized using the unit-of-production method over the estimated life of the ore body based on proven and probable reserves (which exclude non-recoverable reserves and anticipated processing losses).

g)	Asset retirement obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the long-lived assets.  The Company also records a corresponding asset which is amortized over the life of the asset.  Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time (accretion expense) and changes in the estimated future cash flows underlying the obligation (asset retirement cost).

h)	Long-lived assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets.  If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

i)	Income taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under the asset and liability method the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is recognized if it is more likely than not that some part or all of the deferred tax asset will not be recognized.

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

j)	Loss per share

Basic loss per common share is computed using the weighted average number of common shares outstanding during the year. To calculate diluted loss per share, the Company uses the treasury stock method and the if converted method.  As at December 31, 2013, there were 3,750,000 warrants (2012 – 3,750,000) and 14,168,750 options (2012 – 13,546,250) outstanding which have not been included in the weighted average number of common shares outstanding as these were anti-dilutive.

k)	Foreign exchange

The Company's functional currency is the USD.  Any monetary assets and liabilities that are in a currency other than the USD are translated at the rate prevailing at year end. Revenue and expenses in a foreign currency are translated at rates that approximate those in effect at the time of translation. Gains and losses from translation of foreign currency transactions into USD are included in current results of operations.

l)	Stock-based compensation

The Company accounts for stock-based compensation under the provisions of Accounting Standard Codification (“ASC”) 718, “Compensation-Stock Compensation”.  Under the fair value recognition provisions, stock-based compensation expense is measured at the grant date for all stock-based awards to employees and directors and is recognized as an expense over the requisite service period, which is generally the vesting period.  The Black-Scholes option valuation model is used to calculate fair value.

m)	Financial instruments

The Company’s financial instruments consist of cash, receivables, accounts payable and accrued liabilities, convertible debentures and promissory notes payable.  It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments. The fair values of these financial instruments approximate their carrying values unless otherwise noted. The Company has its cash primarily in one commercial bank in Vancouver, British Columbia, Canada.

n)	Concentration of credit risk

The financial instrument which potentially subjects the Company to concentration of credit risk is cash.  The Company maintains cash in bank accounts that, at times, may exceed federally insured limits.  As at December 31, 2013 and 2012, the Company has exceeded the federally insured limit.  The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash in bank accounts.

o)	Comparative figures

Certain comparative figures have been reclassified to conform to the current year’s presentation.

p)	Fair value of financial assets and liabilities

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including receivables, accounts payable and accrued liabilities, convertible debentures and promissory notes payable are carried at amortized cost, which management believes approximates fair value due to the short term nature of these instruments.

The following table presents information about the assets that are measured at fair value on a recurring basis as at December 31, 2013, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

	December 31, 2013	Quoted Prices in ActiveMarkets (Level 1)	SignificantOther ObservableInputs (Level 2)	Significant UnobservableInputs (Level 3)
Assets:
Cash and restricted cash	$934,943	$934,943	$—	$—

Total	$934,943	$934,943	$—	$—

The fair values of cash and restricted cash are determined through market, observable and corroborated sources.

q)	Recently Adopted and Recently Issued Accounting Standards

The Company reviewed significant newly issued accounting pronouncements and concluded that they are either not applicable to the Company’s business or that no material effect is expected on the consolidated financial statements as a result of future adoption.

3.	RESTRICTED CASH

The Company has a Bank of Montreal line of credit of up to C$159,400 as a security deposit related to a Vancouver office lease obligation.  The letter of credit is secured by a short-term cash investment of C$159,400 with the bank bearing interest at prime less 2.05% maturing on May 8, 2014, contemporaneous with the date the office lease expires.

4.	DISCONTINUED OPERATIONS

During fiscal 2013, the Company had identified a buyer for its tungsten properties and related plant and mill held by its subsidiary, Springer Mining Company (“Springer”) and on December 31, 2013 sold the Springer subsidiary for $5 million (Note 1).  Springer was actively involved in the exploration and evaluation of the Company’s tungsten property, located in Pershing County, Nevada.  Going forward, the Company has no further assets located in the US or continuing involvement with Springer.

As a result, the Company wrote-off the operations as follows:

	2013	2012

EXPENSES
Amortization	17,792	192,754
Consulting	89,121	194,513
General and administrative	198,024	263,163
Insurance	46,342	54,403
Professional fees	2,263	3,624
Salaries and benefits	301,837	361,024
Travel and entertainment	2,166	1,188

OTHER ITEMS
Foreign exchange (gain) loss	-	(83,839)
Write-off of mineral interest and property, plant and equipment	21,436,015	-
Write-off of land and water rights	-	443,685
Interest expense	56,250	225,005
Allocated cumulative translation adjustment	1,991,268	-
Other income	(294,934)	-

Net loss from discontinued operations	$(23,846,144)	$(1,655,520)

	2013	2012

Cash flows from discontinued operations
Net cash used in (from) operating activities	$401,069	$1,102,920
Net cash used in (from) investing activities	-	-
Net cash used in (from) financing activities	-	-

Net cash used in (from) discontinued operations	$401,069	$1,102,920

Non-cash transactions from discontinued operations
Returned Cosgrave ranch and water rights included in property, plant and equipment in settlement of promissory notes payable	$3,750,000	$-

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

4.	DISCONTINUED OPERATIONS (cont’d…)

	2013	2012

ASSETS
Current
Cash	$-	$20,153
Prepaid expenses and receivables	-	30,255

Total current assets held for sale	-	50,408

Property, plant and equipment	-	30,179,218
Mineral interests	-	198,463

Total long-term assets held for sale	-	30,377,681

LIABILITIES
Current
Accounts payable and accrued liabilities	-	108,215
Promissory notes payable	-	3,750,000

Total liabilities held for sale	$-	$3,858,215

5.	PROPERTY, PLANT AND EQUIPMENT

2013 Continuing Operations

	December 31, 2012 Net Book Value	Additions (disposals) (write-offs)	Amortization	Currency Translation Adjustment	December 31, 2013 Net Book Value
Computer equipment	$3,402	$-	$(1,027)	$-	$2,375
Office equipment	11,058	-	(3,155)	-	7,903
Property, plant and equipment	$14,460	$-	$(4,182)	$-	$10,278

2013 Discontinued Operations

	December 31, 2012 Net Book Value	Additions (disposals) (write-offs)	Amortization	Currency Translation Adjustment	December 31, 2013 Net Book Value
Land and water rights	$4,252,146	$(4,252,146)	$-	$-	$-
Plant and equipment	25,749,852	(25,749,852)	-	-	-
Buildings	165,959	(155,970)	(9,989)	-	-
Automobiles	11,262	(3,459)	(7,803)	-	-
Property, plant and equipment	$30,179,219	$(30,161,427)	$(17,792)	$-	$-

2012 Continuing Operations

	December 31, 2011 Net Book Value	Additions (disposals) (write-offs)	Amortization	Currency Translation Adjustment	December 31, 2012 Net Book Value
Computer equipment	$795	$3,338	$(800)	$69	$3,402
Office equipment	13,904	-	(3,141)	295	11,058
Property, plant and equipment	$14,699	$3,338	$(3,941)	$364	$14,460

2012 Discontinued Operations

	December 31, 2011 Net Book Value	Additions (disposals) (write-offs)	Amortization	Currency Translation Adjustment	December 31, 2012 Net Book Value
Land and water rights	$4,595,829	$(443,499)	$-	$99,816	$4,252,146
Plant and equipment	25,190,293	-	-	559,559	25,749,852
Cosgrave plant and equipment	71,244	-	(72,484)	1,240	-
Buildings	173,301	-	(11,139)	3,797	165,959
Automobiles	19,995	-	(9,138)	405	11,262
Small tools and equipment	98,293	-	(99,993)	1,700	-
Property, plant and equipment	$30,148,955	$(443,499)	$(192,754)	$666,517	$30,179,219

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

5.	PROPERTY, PLANT AND EQUIPMENT(Cont’d…)

Land and water rights are in respect of properties in Nevada.  The plant and equipment is comprised of the Springer Plant and Mill in Nevada which was sold to AMB as part of the binding LOI signed September 13, 2013.

Impairment of land and water rights

During the year ended December 31, 2012, the Company reviewed the carrying value of its land and water rights for impairment and compared the carrying value to the estimated recoverable amount and wrote down its land and water rights by $443,499.

6.	MINERAL INTERESTS

December 31, 2013	Scandium and other	Tungsten	Total

Acquisition costs, continuing operations

Balance, December 31, 2012	$554,719	$-	$554,719
Additions	1,108,484	-	1,108,484
Write-off	(50,000)	-	(50,000)

Balance, December 31, 2013	$1,613,203	$-	$1,613,203

Acquisition costs, discontinued operations
Balance, December 31, 2012	$-	$198,463	$198,463
Disposal	-	(198,463)	(198,463)
Balance, December 31, 2013	$-	$-	$-

December 31, 2012	Scandium and other	Tungsten	Total

Acquisition costs, continuing operations

Balance, December 31, 2011	$474,199	$194,150	$668,349
Additions	75,205	-	75,205
Sold	(4,910)	-	(4,910)
Translation adjustment	10,225	4,313	14,538
Reclassified to discontinued operations	-	(198,463)	(198,463)

Balance, December 31, 2012	$554,719	$-	$554,719

Acquisition costs, discontinued operations
Balance, December 31, 2011	$-	$-	$-
Reclassified to discontinued operations	-	198,463	198,463
Balance, December 31, 2012	$-	$198,463	$198,463

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to all of its mineral property interests and, to the best of its knowledge, title to all of its properties is in good standing.

TUNGSTEN PROPERTY

Springer Property

On November 21, 2006, the Company acquired all outstanding and issued shares of Springer Mining Company (“Springer”).  Included in the assets of Springer and allocated to property, plant and equipment (Note 4) are the Springer Mine and Mill located in Pershing County, Nevada.  The Company agreed to sell Springer Mining Company on September 13, 2013 (see Note 1), for $5 million, along with the Copper King Tungsten property and the Carlin Vanadium property.  The transaction was completed and fully funded on December 31, 2013.

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

6.	MINERAL INTERESTS (cont’d…)

SCANDIUM PROPERTIES

Nyngan, New South Wales Property

On February 5, 2010, the Company entered in to an earn-in agreement with Jervois Mining Limited (“Jervois”), whereby it would acquire a 50% interest in the Nyngan Scandium property (the “Nyngan Project”) located in New South Wales, Australia.  The JV Agreement, as amended, gave the Company the right to earn a 50% interest in a joint venture with Jervois, for the purpose of holding and developing the Nyngan Project.  On June 22, 2012, the Company received notice of a lawsuit filed against the Company with regard to the achievement of certain milestones required under the JV Agreement. On February 6, 2013, the Company announced agreement of an out of court settlement to the dispute with Jervois. The terms of the settlement transferred 100% ownership and control of the Nyngan Project to the Company, in return for AUD$2.6 million cash payments and a percentage royalty payable to Jervois on sales of product from the project. A total of $1,108,484 (AUD$1.2 million) was paid in June 2013 as part of the settlement.  A total of AUD$1.4 million is due June 30, 2014.

Tørdaland Evje-Iveland properties, Norway

During fiscal 2012 the Company entered into an option agreement with REE Mining AS (“REE”) to earn up to a 100% interest in the Tørdal and Evje-Ivel and properties pursuant to which the Company paid $130,000 and issued 1,000,000 common shares valued at $40,000.  To earn its interest, the original agreement required the Company to pay REE an additional $500,000, incur $250,000 of exploration work and issue 250,000 common shares upon releasing the second of two full feasibility studies on the two properties.  The Company subsequently renegotiated the payments required to earn the interest and the Evje-Ivel and property was removed from the option agreement.  Pursuant to the amendment, the Company earned a100% interest in the Tørdal property by paying an additional $35,000 and granting a 1% Net Smelter Return (“NSR”) payable to REE.

Fairfield property, Utah

In 2011 the Company entered into an earn-in agreement with Mineral Exploration Services LLC, whereby the Company had an option to earn a 100% interest in a patented mining claim and former scandium property known as The Little Green Monster near Fairfield, Utah.

The Company returned the property to its former owner, under terms of the earn-in agreement, and wrote off its investment of $4,910 in this project in fiscal 2012.

Hogtuva property, Norway

During fiscal 2011 the Company entered into an option agreement with REE Mining AS (“REE”) to earn a 100% interest in three scandium and beryllium exploration sites in Norway pursuant to which the Company paid $50,000.  To earn its interest, the original agreement required the Company to pay REE an additional $100,000 and issue up to 200,000 common shares.  During fiscal 2013, the Company renegotiated the payments required to earn the interest and removed two of the exploration sites from the agreement.

Pursuant to the amendment, the Company earned a 100% interest in the Hogtuva property in consideration for the $50,000 original payment and the grant of a 1% NSR payable to REE. In early fiscal 2014 a decision was made by the Company not to renew its interest in the Hogtuva property and $50,000 in acquisition costs has been written off to operations.

7.	RELATED PARTY TRANSACTIONS

A promissory note due to a director of the Company (principal balance of $500,000) matured and was paid during June 2012. The promissory note was issued as part of the purchase of a subsidiary company during November 2009.

During the year ended December 31, 2013, the Company expensed a consulting fee of $85,000 for one of its directors. This amount remains unpaid at year end. In fiscal 2012, there was $34,000 in consulting fees expensed for one of its directors.

Accounts payable on December 31, 2013 included $170,000 owed to related parties. On December 31, 2012 the amount owed to related parties was $10,000.

$350,000 of the loan financing completed on February 22, 2013, $579,875 of the loan financing completed on June 24, 2013 and all of the $100,000 financing completed on August 27, 2013, we refunded from a combination of Directors, insiders, and independent shareholders. The Company has paid $64,000 in interest to related parties relating to these loans.

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

8.	CONVERTIBLE DEBENTURES

On February 22, 2013, the Company completed a $650,000 loan financing consisting of convertible debentures. The convertible debenture has a maturity date of February 22, 2014 and bears interest at 10% per annum. The lenders may convert the loan into 13,000,000 common shares of the Company. There is no beneficial conversion feature associated with the conversion option. The loan is secured by an interest in the assets of the Company’s wholly owned subsidiary, Wolfram Jack Mining Corp. and the Company’s interest in the Hogtuva and Tørdal properties in Norway. (See Subsequent Events Note 15)

On February 17, 2012, the Company completed a $3,000,000 loan financing consisting of a term loan of $1,000,000 (Note 9), a convertible debenture of $2,000,000 and warrants to acquire 3,000,000 common shares. The convertible debenture has a maturity date of August 15, 2013 and bears interest at 7% per annum. The lender may convert a maximum of $2,000,000 of the principal amount of the loan into 10,000,000 common shares of the Company. The loan is secured by an interest in the assets of the Company’s subsidiary, Springer Mining Company. There is no beneficial conversion feature associated with the conversion option. The warrants are exercisable at C$0.20 per share expiring February 15, 2014. A relative fair value of $217,267 was assigned to the warrants and recorded in additional paid in capital. The Company paid financing costs of $249,827 and also issued 750,000 purchase warrants exercisable at C$0.20 per share expiring February 15, 2014. These warrants were valued at $58,716 with a volatility of 120%, expected life of 2 years, risk free rate of 1.0% and expected dividend yield of 0.0% and recorded in additional paid in capital. The financing costs were allocated between debt and the equity components. This resulted in a convertible debenture carrying amount of $1,663,681 upon deducting a debt discount of $336,319 from the principal balance of $2,000,000. During fiscal 2013, the Company recognized $138,627 in accretion through interest expense. During fiscal 2012, the Company recognized $197,692 in accretion through interest expense. This financing was repaid in full on September 13, 2013.

9.	PROMISSORY NOTES PAYABLE

	December 31, 2013	December 31, 2012

Promissory Note related to discontinued operations
Promissory note with a principal balance of $3,750,000, bearing interest at 6% per annum, maturing July 3, 2013 and secured by land and water rights.
During fiscal 2008 the Company entered into a promissory note for $6,750,000 as consideration for the acquisition of land and water rights. The Company subsequently made principal payments of $3,000,000 consisting of a cash payment of $1,000,000 and 4,728,000 units of the Company equity valued at $2,000,000. Each unit consisted of one common share and one-half share purchase warrant exercisable at C$0.75 each and exercisable for a period of two years. The note was secured by a First Deed of Trust on the Cosgrave property land and water rights.
In June 2013 the Company returned, to the note holder, the Cosgrave Ranch for the value of the promissory note thereby extinguishing this debt. (Note 5)
	$ Nil	$3,750,000

Promissory Notes relate to continuing operations
During the year ended December 31, 2012 the Company completed a $3,000,000 loan financing which included a $1,000,000 note payable bearing interest at 7% per annum maturing August 15, 2013. Presented is this principal balance, less financing and costs, which are amortized over the term of the debt using the effective interest method.  This resulted in a carrying amount of $831,841 upon deducting a debt discount of $168,159 from the principal balance of $1,000,000.  During fiscal 2013, the Company recognized $69,313 in accretion through interest expense. During fiscal 2012, the Company recognized $98,847 in accretion through interest expense.  The note payable is secured by an interest in the assets of the Company’s subsidiary, Springer Mining Company.  This financing was repaid in full on September 13, 2013.
	$ Nil	$930,688

On June 24, 2013 the Company completed a $1,200,000 financing consisting of a series of insider and non-insider loans. The loans have a maturity date in june 2014 and bear interest at 10% per annum. The loans are secured by the ownership interest the Company has or earns in the Nyngan Scandium Project.  As an inducement to enter into this loan, the lenders received a royalty of 0.2% of average scandium sales value, produced from the Nyngan property, on the first 100 tonnes of scandium oxide product produced and sold. The royalty is capped at $370,000 and EMC retains a right to buy back the royalty from the lenders or their assigns for $325,000 at any time up to the commencement of first production, or three years from loan date, whichever occurs first.
	1,204,875	-

The Company borrowed short term loans during the year totaling $107,000. These amounts were repaid during the year.
	1,204,875	930,688
Less current portion	(1,204,875)	(930,688)
	$Nil	$Nil

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

10.	CAPITAL STOCK AND ADDITIONAL PAID IN CAPITAL

On December 20, 2012, the Company issued 1,000,000 common shares at a value of $40,205 for the Tørdal and Hogtuva projects in Norway.

On December 16, 2012, the Company issued 2,000,000 common shares at a value of C$0.05 per common share for total proceeds of C$100,000.

On July 24, 2012, the Company issued 11,679,624 common shares at a value of C$0.06 per common share for total proceeds of C$700,777.

On December 3, 2010, the Company issued 18,929,740 common shares at a value of C$0.19 per common share for total proceeds of C$3,596,651.A total of C$210,249 was received during fiscal 2011.

On November 25, 2010, the Company issued 6,100,000 units at a value of C$0.10 per unit for total proceeds of C$610,000.  Each unit consisted of one common share and one-half of one share purchase warrant exercisable at C$0.18 expiring on November 25,

2011. The warrants have a calculated total fair value of C$142,358 using the Black-Scholes pricing model with a volatility of 142.52%, risk-free rate of 1.73%, expected life of 1 year, and a dividend rate of 0%.

On June 30, 2010, the Company issued 2,947,702 units at a value of C$0.10 per unit for total proceeds of C$294,770.  Each unit consisted of one common share and one-half of one share purchase warrant exercisable at C$0.18 until June 30, 2011. The warrants have a calculated total fair value of C$35,638 using the Black-Scholes pricing model with a volatility of 123.84%, risk-free rate of 1.39%, expected life of 1 year, and a dividend rate of 0%.

On February 17, 2010, the Company issued 2,275,000 units at a value of C$0.20 per unit for total proceeds of C$455,000.  Each unit consisted of one common share and one-half of one share purchase warrant exercisable at C$0.25 until February 17, 2011.  The warrants have a calculated total fair value of C$78,113 using the Black-Scholes pricing model with a volatility of 131.19%, risk-free rate of 1.34%, expected life of 1 year, and a dividend rate of 0%.  All of the warrants were exercised during fiscal 2011.

On November 17, 2009, the Company issued 13,000,000 units at a value of C$0.08 per unit for total proceeds of C$1,040,000.  Each unit consisted of one common share and one-half of one share purchase warrant.  Each full warrant entitled the holder to purchase an additional share at C$0.15 per share until November 17, 2010.

On October 13, 2009, the Company issued 500,000 common shares at a value of C$45,000 for the Fostung Tungsten project.

On August 27, 2009, the Company issued 1,500,000 units at a value of C$0.10 per unit, pursuant to a non-brokered private placement for proceeds of C$150,000.  Each unit consisted of one common share and one-half of one share purchase warrant.  Each full warrant entitled the holder to purchase an additional share at C$0.15 per share until August 27, 2010.

On May 13, 2009, the Company issued 89,254 common shares at a value of C$0.12 per share to a consultant for settlement of consulting fees for Fury Explorations Ltd. (“Fury”), a subsidiary of GPD, under the plan of Arrangement of spin-out. On April 21, 2009, the Company issued 51,859 common shares at a value of C$0.10 per share for the Platte River property.

On January 21, 2009, the Company issued 66,784 common shares at a value of C$0.20 per share for the Guijoso property for Fury.

On January 6, 2009, the Company issued 2,147,000 common shares at a value of $250,000 for the Adelaide and Tuscarora projects for Golden Predator Mines US Inc., a wholly owned subsidiary of the Company prior to the spin-out.

On November 17, 2008, the Company issued 76,274 common shares in connection with the acquisition of the subsidiary, Great American Minerals Inc.

On October 18, 2008, the Company issued 4,728,000 units to Cosgrave for repayment of a promissory note at a value of $2,000,000.  Each unit consisted of one common share of the Company and one-half of one common share purchase warrant with a two year life and exercisable at C$0.75.

In July 2008, the Company completed a private placement consisting of 2,500,000 common shares at C$2.00 per share for proceeds of C$5,000,000.  In connection with this private placement the Company paid a finder’s fee of $250,000.

In January 2008, the Company completed a private placement consisting of 2,822,500 units at C$2.00 per unit for gross proceeds of C$5,645,000.  Included in the proceeds was C$3,620,000 received in advance as of December 31, 2007.  Each unit consisted of one common share and one half of one share purchase warrant.  Each whole warrant entitled the holder to acquire one additional common share at C$3.00 for a period of 12 months.

In November 2007, the Company completed private placements consisting of 17,577,500 units at C$2.00 per unit for proceeds of C$35,155,000.  Each unit consisted of one common share and one half of one common share purchase warrant.  Each whole warrant entitled the holder to acquire one additional common share at C$3.00 for a period of 12 months following the closing of the placement.

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars)

10.	CAPITAL STOCK AND ADDITIONAL PAID IN CAPITAL (cont’d…)

In December 2007, the Company issued 5,390,000 common shares pursuant to the conversion of special warrants.  The Company paid C$1,016,074 and issued 100,000 common shares valued at C$100,000 as issuance costs and finder’s fees.  The Company also granted warrants to acquire 300,000 common shares exercisable at C$1.50 expiring September 22, 2008.  The warrants were valued at C$99,000 with the Black-Scholes option pricing model using an expected volatility of 115%, life of one year, a risk free interest rate of 4% and a dividend yield of 0%.

In December 2006, the Company issued 5,000,000 common shares at C$0.70 per common share for gross proceeds of C$3,500,000.

Stock Options and Warrants

The Company established a stock option plan (the “Plan”) under which it is authorized to grant options to executive officers and directors, employees and consultants and the number of options granted under the Plan shall not exceed 15% of the shares outstanding.  Under the Plan, the exercise period of the options may not exceed five years from the date of grant and vesting is determined by the Board of Directors.

Stock option and share purchase warrant transactions are summarized as follows:

	Warrants		Stock Options
	Number	Weighted average exercise price in Canadian $	Number	Weighted average exercise price in Canadian $

Outstanding, December 31, 2011	-	$-	11,848,750	$0.19
Granted	3,750,000	0.20	3,885,000	0.08
Cancelled	-	-	(2,187,500)	0.28
Exercised	-	-	-	-

Outstanding, December 31, 2012	3,750,000	0.20	13,546,250	0.14
Granted	-	-	2,100,000	0.07
Cancelled	-	-	(1,477,500)	0.27
Exercised	-	-	-	-

Outstanding, December 31, 2013	3,750,000	$0.20	14,168,750	$0.12

Number currently exercisable	3,750,000	$0.20	14,021,750	$0.12

As at December 31, 2013, incentive stock options were outstanding as follows:

	Number of options	Exercise Price in Canadian $	Expiry Date

Options
	537,500	0.300	January 23, 2014(1)
	50,000	0.300	February 26, 2014(1)
	1,020,000	0.160	June 16, 2014
	225,000	0.120	August 27, 2014
	200,000	0.105	December 16, 2014
	601,250	0.250	January 4, 2015
	500,000	0.050	May 9, 2015
	4,800,000	0.100	November 5, 2015
	250,000	0.315	May 4, 2016
	500,000	0.250	May 16, 2016
	300,000	0.155	September 15, 2016
	2,335,000	0.080	April 24, 2017
	1,550,000	0.070	August 8, 2017
	300,000	0.050	March 18, 2018
	1,000,000	0.100	May 9, 2018

	14,168,750

(1) Stock options expired unexercised subsequent to December 31, 2013.

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars

10.	CAPITAL STOCK AND ADDITIONAL PAID IN CAPITAL (cont’d…)

As at December 31, 2013, warrants were outstanding as follows:

Warrants	Number of Warrants	Exercise Price in Canadian $	Expiry Date

	3,750,000	$0.20	February 15, 2014 (2)

(2) Warrants expired unexercised subsequent to December 31, 2013.

Stock-based compensation

During the year ended December 31, 2013, the Company recognized stock-based compensation of $74,609 (December 31, 2012 - $331,800) in the statement of operations as a result of incentive stock options granted and vested in the current period.  There were 2,100,000 stock options issued during the year ended December 31, 2013 (December 31, 2012 – 3,885,000).

The weighted average fair value of the options granted in the year was C$0.03 (2012 - C$0.08).

The fair value of all compensatory options and warrants granted is estimated on grant date using the Black-Scholes option pricing model.  The weighted average assumptions used in calculating the fair values are as follows:

	2013	2012

Risk-free interest rate	0.62%	1.56%
Expected life	5 years	5 years
Volatility	144.60%	137.03%
Forfeiture rate	0.00%	0.00%
Dividend rate	0.00%	0.00%

11.	TREASURY STOCK

	Number	Amount

Treasury shares, December 31, 2013 and December 31 2012	1,033,333	$1,264,194

	1,033,333	$1,264,194

Treasury shares comprise shares of the Company which cannot be sold without the prior approval of the TSX.

12.	SEGMENTED INFORMATION

The Company’s mineral properties are located in Norway and Australia. The Company’s capital assets’ geographic information is as follows:

December 31,2013	Norway	Australia	United States	Total

Property, plant and equipment	$-	$-	$10,278	$10,278
Mineral interests	203,181	1,410,022	-	1,613,203

	$203,181	$1,410,002	$10,278	$1,623,481

December 31, 2012	Norway	Australia	United States	Total

Property, plant and equipment	$-	$-	$30,193,679	$30,193,679
Mineral interests	253,181	301,538	198,463	753,182

	$253,181	$301,538	$30,392,142	$30,946,861

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars

13.	DEFERRED INCOME TAX

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2013	2012

Loss before income taxes	$(1,844,455)	$(3,309,777)

Expected income tax (recovery)	(475,000)	(827,000)
Change in statutory, foreign tax, foreign exchange rates and other	(142,000)	(1,000)
Permanent difference	22,000	105,000
Share issue costs	-	(5,000)
Sale of subsidiary	(599,000)	-
Adjustment to prior years provision versus statutory tax returns and	82,000	-
Change in unrecognized deductible temporary differences	1,112,000	728,000
Total Income tax expense (recovery)	$-	$-

The Canadian income tax rate declined/increased during the year due to changes in the law that reduced corporate income tax rates in Canada/British Columbia.

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	2013	2012
Deferred Tax Assets (Liabilities)
Debt with accretion	$-	$(52,000)
Non-capital losses	-	52,000
Net deferred tax liability	$-	$-

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows;

	2013	2012
Deferred Tax Assets (Liabilities)
Exploration and evaluation assets	$885,000	$797,000
Property and equipment	78,000	79,000
Share issue costs	37,000	50,000
Marketable securities	19,000	18,000
Allowable capital losses	1,945,000	1,381,000
Non-capital losses available for future periods	3,113,000	2,640,000
	6,077,000	4,965,000
Unrecognized deferred tax assets	(6,077,000)	(4,965,000)
Net deferred tax assets	$-	$-

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2013	Expiry Date Range	2012	Expiry Date Range
Temporary Differences
Exploration and evaluation assets	$3,404,000	No expiry date	$3,187,000	No expiry date
Property and equipment	300,000	No expiry date	317,000	No expiry date
Share issue costs	140,000	2034 to 2037	201,000	2033 to 2036
Marketable securities	145,000	No expiry date	145,000	No expiry date
Allowable capital losses	7,482,000	No expiry date	5,523,000	No expiry date
Non-capital losses available for future periods	11,973,000	2014 to 2033	10,559,000	2016 to 2032

EMC Metals Corp.
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013
(Expressed in US Dollars

14.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2013	2012

Cash paid during the year for interest	$355,771	$310,957

Cash paid during the year for income taxes	$-	$-

During the year ended December 31, 2013, the Company settled promissory notes payable of $3,750,000 by returning the Cosgrave ranch and water rights included in property, plant and equipment with a value of $3,750,000.

During the year ended December 31, 2012, the Company granted 750,000 share purchase warrants at a value of $58,305 as finder’s fees pursuant to the promissory note and convertible debenture financings. The Company also issued 1,000,000 common shares at a value of $40,205 in acquisition of mineral interests.

15.	SUBSEQUENT EVENTS

Subsequent to December 31, 2013, the Company paid back the full amount of the $650,000 loan taken out in February 2013.

In March 2014 the Company arranged a private placement to issue 8,533,260 shares with proceeds of $193,000.  As at March 2014 the Company has received proceeds of $193,000 and will issue shares upon regulatory approval.